As filed with the Securities and Exchange Commission on September 5, 2007

Registration No. 33-68456-99

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-3

ON

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6749	36-2669023
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

30 NORTH LASALLE STREET, SUITE 4000

CHICAGO, ILLINOIS 60602

(312) 630-1900

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

LeRoy T. Carlson, Jr., President	with a copy to:
Telephone and Data Systems, Inc.	William S. DeCarlo, Esq.
30 North LaSalle Street, Suite 4000	Sidley Austin LLP
Chicago, Illinois 60602	One South Dearborn Street
(312) 630-1900	Chicago, Illinois 60603
(312) 853-7000

(Name, address, including zip code, and telephone  number, including area code, of agent for service)

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the registrant’s Registration Statement No. 33-68456-99 is being filed to convert such registration statement from Form S-3 to Form S-1, and simultaneously to remove from registration by means of such post-effective amendment the securities registered which remain unsold as a result of the termination of this offering.

Registration Statement No. 33-68456-99 relates to $300,000,000 of securities registered on Form S-3 for issuance for cash from time to time as Debt Securities or Common Shares.

Registration Statement No. 33-68456 originally was filed on Form S-3 on September 7, 1993 by Telephone and Data Systems, Inc., an Iowa corporation (“TDS Iowa”).  On May 22, 1998, TDS Iowa was merged with and into Telephone and Data Systems, Inc., a Delaware corporation (“TDS Delaware”), which had been a wholly-owned subsidiary of TDS Iowa, with TDS Delaware as the surviving corporation, for the purpose of reincorporating TDS Iowa into Delaware.

Pursuant to Rule 414 under the Securities Act of 1933, as amended, TDS Delaware adopted Registration Statement No. 33-68456 as its own by filing Post-Effective Amendment No. 1 to such Registration Statement on May 22, 1998, at which time it was assigned Registration No. 33-68456-99.  TDS Delaware also filed Amendment No. 2 to such Registration Statement on July 24, 1998 for the sole purpose of filing an exhibit.

The registrant is currently ineligible to file a registration statement on Form S-3 due to the untimely filing of its Forms 10-K and 10-Q.   Accordingly this post-effective amendment is being filed on Form S-1.

TDS Delaware has terminated the offering of securities registered pursuant to Registration Statement No. 33-68456-99.  Accordingly, the registrant hereby removes from registration by means of this post-effective amendment the securities registered which remain unsold as a result of the termination of this offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 5, 2007.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

Signature Page to Post Effective Amendment to
Deregister Registration Statement No. 33-68456-99